UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2008

Farmer Bros. Co.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-1375	95-0725980
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

20333 South Normandie Avenue, Torrance, California		90502
(Address of Principal Executive Offices)		(Zip Code)

(310) 787-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 2, 2008, Farmer Bros. Co., a Delaware corporation  (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”), by and among the Company, as Buyer, Sara Lee Corporation, a Maryland corporation (“Seller”), and Saramar, L.L.C., a Delaware limited liability company (“Saramar” and collectively with Seller, the “Seller Parties”).  Seller is the parent company of Saramar.

Pursuant to the Purchase Agreement, the Company will purchase certain assets used in connection with the Seller Parties’ DSD Coffee Business in the United States, which business generally consists of manufacturing and selling coffee, tea and related products through a network of facilities and vehicles.  This business also includes the distribution, sale and service of brewed and liquid coffee equipment.  Apart from the DSD Coffee Business, the Company will also have the right to distribute sauces and dressings to customers of the DSD Coffee Business.

The assets to be purchased include, among other things, the following: (i) a manufacturing plant in Houston, Texas, a spice plant in Oklahoma City, Oklahoma, and a warehouse in Indianapolis, Indiana; (ii) approximately 61 leased branch facilities in 31 states; (iii) a vehicle fleet consisting of approximately 445 owned and leased vehicles; (iv) certain tangible personal property; (v) inventories of raw materials, work in process, finished goods and packaging; (vi) certain contracts, permits, books and records; (vii) prepaid expenses relating to the DSD Business; and (viii) all goodwill relating to the DSD Business.  The Company is also acquiring Seller Parties’ rights (including related goodwill) in the trademarks and trade names relating to the SUPERIOR®, MCGARVEY®, CAIN’S®, IRELAND®, JUSTIN LLOYD®, METROPOLITAN®, PREBICA®, WECHSLER®, WORLD’S FINEST® and CAFÉ ROYAL® brands.  Seller Parties will retain all assets that are not part of the purchased assets.

At closing, the Company will assume certain liabilities, including obligations under contracts, environmental liabilities with respect to the transferred facilities, pension liabilities, advertising and trade promotion accruals, and accrued vacation as of the closing for hired personnel.  Seller Parties will retain all liabilities that are not specifically assumed by the Company.

The purchase price is $45.39 million, subject to certain adjustments.  The Company expects to fund the purchase price with cash and debt, which may include a $20 million secured promissory note in favor of Seller in the event the Company has not secured financing with a bank or other commercial lender prior to closing.  The purchase price is subject to adjustment based on the amount of consumable inventory and prepaid expenses at closing.  The amount paid at closing will include additional amounts associated with (i) certain accounting costs and costs to provide the Company with information technology to operate the purchased assets, which costs will be shared by the parties; and (ii) reimbursement by the Company of certain accrued vacation associated with the hired personnel.  The transaction is expected to close by January 31, 2009.

In connection with the closing, the Seller Parties and the Company will enter into certain operational agreements, including trademark and formula license agreements, co-pack agreements, a liquid coffee distribution agreement, a transition services agreement, and a green coffee and tea purchase agreement.

The Purchase Agreement contains customary representations, warranties and covenants, including representations and warranties by Seller Parties about the DSD Business, the purchased assets, operations and liabilities.  Covenants in the Purchase Agreement include, among others, (i) a covenant by the Company to offer employment on an at-will basis to the employees of the DSD Business at closing; (ii) a covenant by Seller to provide certain historical financial statements of the DSD Business; (iii) a limited non-competition covenant of Seller; (iv) a mutual covenant relating to nonsolicitation of employees; and (v) a covenant relating to Buyer’s obligation to pursue bank financing from banks or other commercial lenders.

The transaction is subject to customary closing conditions, as well as completion of the information technology carve-out and delivery of historical financial statements of the DSD Business. The Purchase Agreement also includes customary indemnification obligations of the parties.

The Purchase Agreement may be terminated by mutual written consent of the Company and Seller, or by either the Company or Seller if: (i) subject to a notice and cure period, the other party has failed to comply with any of its obligations or agreements; (ii) subject to a notice and cure period, there has been a breach by the other party of any representation or warranty; (iii) a governmental authority has taken any action permanently restraining, enjoining or otherwise prohibiting the transaction; or (iv) the closing date has not occurred on or before March 28, 2009.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending December 31, 2008.

Item 7.01. Regulation FD Disclosure

A copy of the press release issued on December 3, 2008 announcing the execution of the Purchase Agreement is attached hereto as Exhibit 99.1.

The information set forth under this Item 7.01, “Regulation FD Disclosure” attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any filing under the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated December 3, 2008 regarding the Asset Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 8, 2008

FARMER BROS. CO.

By:	/s/ JOHN E. SIMMONS
Name: John E. Simmons
Title: Treasurer, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 3, 2008 regarding the Asset Purchase Agreement